Exhibit 99

Date:            July 29, 2004

Contacts:     Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
                    Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD SECOND-QUARTER AND
SIX-MONTH RESULTS

        Boston -- The Gillette Company today reported record net sales, profit from operations, net income and diluted net income per share for the second quarter and first six months of 2004, spurred by strong sales of its new products, accelerated growth in emerging markets, ongoing cost savings and increased manufacturing productivity.

        Net sales for the second quarter rose 8 percent to $2.44 billion from $2.25 billion in the second quarter of 2003. Favorable foreign exchange, primarily in Europe, contributed 2 percentage points of the net sales gain. Double-digit percentage sales growth in the U.S. was fueled by the strong sell-in of M3Power, Gillette´s new premium shaving system, and several new Oral Care and Personal Care products, including the Oral-B Hummingbird power flosser, Brush-Ups teeth wipes and the Gillette Complete Skincare line of premium products for men. Very strong growth also was posted in Russia, Turkey and Eastern Europe, resulting from strength in all core categories. Gillette´s growth was moderated in several Western European markets as consumer spending slowed across consumer staple categories.

        Profit from operations for the quarter rose 21 percent to $610 million from $505 million the previous year. The higher profit reflected solid sales growth, driven by an increased investment in advertising, favorable business mix and overhead savings.

        Net income for the second quarter climbed 26 percent to $426 million from the prior year's $338 million, fueled by the strong operating results, lower interest expense and a lower effective income tax rate, which decreased 1 percentage point to 29 percent.

        Diluted net income per common share rose 27 percent to 42 cents, up from 33 cents a year ago.

        For the six months, net sales grew 11 percent to $4.68 billion, compared with $4.23 billion in 2003. Favorable foreign exchange, primarily in Europe and Asia, contributed 5 percentage points of the net sales advance.

        Profit from operations for the first six months climbed 32 percent to $1.17 billion from $885 million for the previous year. Net income for the six months was $802 million, 33 percent above the $601 million last year, or an increase of 36 percent to 79 cents from 58 cents in diluted net income per share.

        "Our second-quarter and six-month results underscore Gillette's movement from turnaround to sustainable growth. This is reflected in the strength of our company-wide new product introductions, and the continued solid performance of our established brands," said James M. Kilts, chairman, president and chief executive officer.

        “We have good new product momentum. Trade acceptance of our M3Power shaving system has exceeded historic norms with more than 100,000 displays shipped to retailers within four weeks of its launch, which made M3Power the top-selling shaving system in the U.S. during its first full month of availability.

        “In Oral Care, Hummingbird and Brush-Ups are creating the consumer trial we anticipated to extend Oral-B´s reach beyond toothbrushes. Our acquisitions in the quarter of Rembrandt in the premium whitening segment and the Zooth line of children´s toothbrushes also are increasing our presence in oral care,” Mr. Kilts said.

        He noted that Gillette´s ongoing initiatives to improve manufacturing productivity and reduce overhead costs are supporting increased levels of marketing. “Our powerful marketing programs are fueling new sales and consumer trade-up to premium products, even in the face of competitive offers of steep discounts and product giveaways.

        “Overall, 2004 will be a very strong year,” he said.

        Results by business segment follow.

o	Blades and Razors net sales for the second quarter rose 10 percent to $1.1 billion, and profit from operations was up 11 percent to $420 million, compared to last year. Results were driven by new premium offerings, particularly M3Power and Venus Divine, both of which faced heavy competition that included discounting and product giveaways. Driven by M3Power, the Mach3 family gained one-half point of value share of the global blade market. Venus Divine, which was launched in March, now represents 60 percent of all Venus razor sales. Disposable razors also gained market share in both the U.S and Latin America. In emerging markets, sales gains were particularly strong in Russia and Turkey, where consumer trade-up was fueled by increased marketing. While sales in North America were robust, growth in Europe was constrained due to comparisons with 2003, when Mach3Turbo was introduced, and to reduced consumer spending across consumer staple categories. For the six months, sales climbed 13 percent to $2.1 billion, and profit from operations increased 18 percent to $837 million.

o	Duracell net sales for the quarter increased 5 percent to $456 million, and profit from operations rose 65 percent to $89 million. Net sales benefited from inclusion of the Nanfu company, which was acquired in August 2003, strong growth in emerging markets and the positive impact of consumer marketing programs. In the quarter, consumer promotional tie-ins with the "Lord of the Rings" DVD release and NASCAR, as well as growth in developing countries, helped counter the significant promotional activity by price brands and private label in North America. Profit gains reflected manufacturing and procurement savings and lower trade and consumer spending versus the prior year. For the six months, sales were up 7 percent to $870 million and profit from operations of $163 million was up 76 percent from last year.

o	Oral Care net sales for the quarter increased 14 percent to $358 million and profit from operations rose 28 percent to $68 million from the prior year. The sales growth reflected the strong performance of Oral-B Hummingbird and Brush-Ups, solid growth of the manual toothbrush segment and the acquisition of the Rembrandt line of whitening products.

The Company achieved nearly a one point gain in its share of the global brushing category, to 34.1 percent, with increases from the premium offerings in the manual, battery and power refill segments.

CrossAction Vitalizer drove a 2.6 percentage point increase in share of the U.S. manual brushing market share, to 36 percent. Profit growth in the quarter and six-month period reflected improved product mix, lower overhead costs and higher new product sales. For the six months, sales were up 10 percent to $673 million and profit from operations rose 21 percent to $123 million from $102 million for the prior year.

o	Braun net sales for the quarter increased 4 percent to $294 million, and profit from operations was $24 million, compared with $28 million in the previous year. Sales benefited from strong demand in developing markets, particularly Russia and Turkey, and within Southern Europe. Growth in the quarter was tempered by comparisons with the 2003 SARS-related spike in demand for Thermoscan products in Asia and North America. Profit was impacted by an increase in advertising and currency related increases in European-based manufacturing expenses. For the first six months, sales rose 11 percent to $553 million, while profit from operations more than doubled to $45 million from $21 million for the previous year, primarily because of a favorable mix of higher margin products in the first quarter, particularly male shavers and female epilators.

o	Personal Care net sales for the quarter grew 8 percent to $236 million, and profit from operations rose 3 percent to $24 million from last year. Sales growth was paced by the introduction of the Gillette Complete Skincare line in the United States, Soft & Dri antiperspirants in Latin America and Right Guard Cool Spray in the United Kingdom, as well as increased marketing support. Gillette's global leadership in shave preparations increased in key markets, particularly Italy and Spain, reflecting a trade-up to premium gel products. Profit growth benefited from strong new product sales, manufacturing savings and flat overhead costs. For the six months, sales of $446 million increased 10 percent, and profit from operations was up 53 percent to $37 million.

        Due to the Company's strong cash flow, debt levels were reduced, resulting in lower net interest expense in the quarter and for the six months. Capital expenditures, at $228 million in the first six months, were up from $132 million a year ago due to investments in support of new product programs.

        The Company's strong operating performance led to $723 million in free cash flow* in the first six months of 2004. During this period, the Company repurchased 9 million shares, at a cost of $355 million.

# # #

*	Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

# # #

The unaudited consolidated income statement data follow.
(Millions, except per share amounts)
                                                   Three Months Ended             Six Months Ended
                                                        June 30                       June 30
                                                 ---------------------         ----------------------
                                                  2004           2003           2004            2003
                                                 ------         ------         ------          ------

Net Sales                                        $2,443         $2,254         $4,678          $4,225
                                                 ======         ======         ======          ======

Profit from Operations                           $  610         $  505         $1,166          $  885
                                                 ======         ======         ======          ======

Income  before Income Taxes                      $  601         $  483         $1,131          $  859
Income Taxes                                     $  175         $  145         $  329          $  258
                                                 ------         ------         ------          ------
Net Income                                       $  426         $  338         $  802          $  601
                                                 ======         ======         ======          ======

Net Income per
Common Share:
     Basic                                       $0.43          $0.33          $0.80           $0.58
     Assuming Full Dilution                      $0.42          $0.33          $0.79           $0.58

Average Number of Common Shares Outstanding:
    Basic                                        1,003          1,021          1,004           1,029
    Assuming Full Dilution                       1,012          1,023          1,012           1,031

The data reported above for the three and six months ended June 30, 2004 and 2003, are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

                                         The unaudited consolidated balance sheet data follow.
(Millions)

                                                        June 30,         December 31,          June 30,
                                                          2004                2003                2003
                                                      ------------       ------------        ------------

Cash and Cash Equivalents                               $   644             $  681              $  614
Net Trade Accounts Receivable                               884                920               1,135
Inventories                                               1,407              1,094               1,159
Other Current Assets                                        824                955               1,001
Net Property, Plant and Equipment                         3,524              3,644               3,511
Other Assets, Including Goodwill and
     Intangibles                                          2,676              2,661               2,461
                                                          -----              -----               -----
Total Assets                                             $9,959             $9,955              $9,881
                                                         ======             =======             ======

Total Debt                                              $ 3,112             $3,312              $3,688
Other Current Liabilities                                 2,737              2,799               2,593
Other Noncurrent Liabilities                              1,653              1,620               1,554
Stockholders´ Equity, before Treasury Stock               9,478              8,889               8,225
Treasury Stock                                           (7,021)            (6,665)             (6,179)
                                                         -------            -------             -------
Stockholders´ Equity                                      2,457              2,224               2,046
                                                          -----              -----               -----
Total Liabilities and Stockholders´                     $ 9,959             $9,955              $9,881
                                                        =======            =======             =======

The data reported above for June 30, 2004 and 2003 are based on an unaudited balance sheets, and include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

                                              Three Months             Six Months
                                             Ended June 30           Ended June 30
                                       ------------------------------------------------
                                            2004       2003        2004       2003
                                       ------------------------------------------------

Free Cash Flow                              $291       $397        $723       $895
Additions to property, plant and
equipment                                    137         84         228        132
Disposals of property, plant and
equipment                                    (23)       (12)        (30)       (23)
Net Cash Provided by Operating
Activities                                  $405       $469        $921     $1,004

Net Cash Used in Investing
Activities                                 $(229)      $(72)      $(312)     $(109)

Net Cash Used in Financing
Activities*                                $(175)     $(296)      $(643)   $(1,086)

Effect of Exchange Rate Changes on
Cash                                          (2)         3          (3)         4

Increase (Decrease) in Cash and              $(1)      $104        $(37)     $(187)
Cash Equivalents (GAAP basis)

* Share repurchases of $167 million and $80 million were included in the three month periods ended June 30, 2004 and 2003, respectively. The six month periods ended June 30, 2004 and 2003 include share repurchases of $355 million and $786 million, respectively.

The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.